High River Limited Partnership



                                                              November 7, 2001



Dear Mr. ____________:



         This will confirm our understanding as follows:

         1.       You have agreed to become a member of a slate of nominees
(the "Slate") to stand for election as directors of VISX, Incorporated ("VISX") in connection with a proxy contest with management of VISX in respect of the election of directors of VISX at the 2002 Annual Meeting of Stockholders of VISX (the "2002 Annual Meeting"), expected to be held in May 2002, or a special meeting of stockholders of VISX called for a similar purpose (the "Proxy Contest").

         2.       The undersigned agrees to pay the costs of the Proxy
Contest.

         3. You understand that, pursuant to the By-Laws of VISX, it may be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, the Slate is relying upon your agreement to seek nomination. In that connection, you are being supplied with questionnaires in which you will provide the undersigned with information necessary for the undersigned to make appropriate disclosure both to VISX and for use in creating the proxy material to be sent to stockholders of VISX and to be filed with the Securities and Exchange Commission. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to the undersigned and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute a letter or other instrument directed to VISX informing VISX that you consent to being a nominee of the undersigned for the election as a director of VISX and, if elected, consent to serving as a director of VISX.

         4.       The undersigned hereby agrees that, so long as you


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actually serve on the Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating solely to your role as a nominee for director of VISX on the Slate. Your right of indemnification hereunder shall continue after the election has taken place but only for events which occurred during the period from the date hereof until the date of the 2002 Annual Meeting or special meeting of stockholders regarding the election of the Slate in the event that you are a candidate for election at such special meeting. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the 2002 Annual Meeting or such earlier time as you are no longer a nominee of the Slate for election to VISX's Board of Directors or for any actions taken by you as a director of VISX, if you are elected. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; or (ii) if you acted in a manner which constitutes gross negligence or willful misconduct. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify the undersigned in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, the undersigned shall be entitled to control your defense with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

         5. Each of us recognizes that should you be elected to the Board of Directors of VISX all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of VISX and, as a result, that there is, and can be, no agreement between you and the undersigned which governs the decisions which you will make as a director of VISX, including, without limitation, the matters described in paragraph 3 above.


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         Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

                                            Very truly yours,

                                            High River Limited Partnership
                                            By: Barberry Corp., General Partner


                                            By:_______________________________
                                            Name: Edward E. Mattner
                                            Its: Authorized Signatory


Agreed to and Accepted as of the date first above written:

______________________________
Name:



                   [Signature Page to VISX Nominee Agreement]


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